Exhibit 10.4
AGREEMENT
AGREEMENT dated as of May 24, 1999 by and among Brooke Group Ltd. ("BGL"), BGLS Inc. ("BGLS"), Liggett Group Inc. ("Liggett") and Liggett's subsidiaries, Epic Holdings Inc. ("Epic"), Eve Holdings Inc. ("Eve") and Carolina Tobacco Express Company Inc. ("CTEC"). Liggett and its past, present or future subsidiaries are collectively referred to as the "Liggett Group." Epic, Eve, CTEC and any past or future subsidiaries of Liggett are collectively referred to as the "Liggett Subsidiaries."
WHEREAS, the parties hereto are members of an affiliated group (the "BGL Group"), as defined in Section 1504(a) of the Internal Revenue Code of 1986, of which BGL is the common parent (the "BGL Group");
WHEREAS, the BGL Group currently files a consolidated Federal income tax return and anticipates the continued filing of such return for subsequent taxable years;
WHEREAS, the BGL Group and members of that group also file consolidated state and local income and franchise tax returns and may continue filing such returns for subsequent taxable years;
WHEREAS, BGLS and BGL are parties to a tax allocation agreement effective as of January 1, 1995 the "BGLS Agreement");
WHEREAS, BGL, Liggett and certain its subsidiaries are parties to a tax allocation agreement dated as of June 29, 1990 (the "Liggett Agreement");
WHEREAS, the BGLS Agreement requires BGL to return any tax sharing payment from BGLS, Liggett or any other subsidiary of BGL in excess of the "BGLS Allocable Amount"; and
WHEREAS, it is the desire and intention of the parties hereto that the Liggett Agreement be amended to require that Liggett reimburse BGLS instead of BGL under the terms of this agreement and this agreement be effective as of January 1, 1999.
NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto agree as follows:

1. General Definitions As used herein, the term:

1.1. "BGL Group" shall have the meaning set forth in the preamble.

1.2. "Liggett Group" shall have the meaning set forth in the preamble.

1.3. "Consolidated Other Income Taxes" shall mean any income or franchise taxes imposed by any state or territory of the United States or any subdivision thereof and any foreign country or subdivision thereof, and any interest or penalties payable with respect thereto, and with respect to which the Liggett Group files a consolidated or combined return with BGLS or BGL.

1.4. "Nonconsolidated Other Income Taxes" shall mean any income or franchise taxes imposed by any state or territory of the United States or any subdivision thereof and any foreign country or subdivision thereof, and any interest or penalties payable with respect thereto, and with respect to which a Liggett Subsidiary does not file a consolidated or combined return with Liggett and Liggett or the Liggett Subsidiaries do not file a consolidated or combined return with BGLS or BGL.
1.5. "Taxable Period" shall mean each year or portion thereof in respect of which Liggett Group is included in a consolidated Federal income tax return filed by the BGL Group after January 1, 1999.
1.6 “GAAP” shall mean Generally Accepted Accounting Principles consistently applied as of January 1, 1999, adjusted by excluding extraordinary gains or losses, as defined in Opinions of the Accounting Principles Board No. 30.
2. Prior Agreements.

2.1. The BGLS Agreement shall continue to apply to the extent it applies (i) to payments between BGL and BGLS and (ii) to any matters other than payments between BGLS and members of the Liggett Group. The Liggett Agreement shall continue to apply solely for purposes of computing the “BGLS Allocable Amount” with respect to the BGLS Agreement.
2.2. Pursuant to the BGLS Agreement, the BGL Group has filed and shall continue to file a consolidated Federal income tax return and BGL and various subsidiaries have filed and shall continue to file a consolidated or combined state or local income or franchise tax return, where applicable, which includes all or some of BGLS, Liggett and the Liggett Subsidiaries for each year in respect of which such filing and inclusion is permitted by law.
2.3 Any Nonconsolidated Other Income Taxes payable with respect to Liggett or any Liggett Subsidiary shall be paid by such corporation; all Federal income taxes and Consolidated Other Income Taxes with respect to BGLS, Liggett or any Liggett Subsidiary actually payable by BGL for any Taxable Period shall be paid by and reimbursed to BGL pursuant to the BGLS Agreement.

3.	Payments By the Liggett Group.

3.1. "Tax Liability" of the Liggett Group for any Taxable Period shall mean the sum of (x) the group's Federal Income Tax Liability for such Taxable Period and (y) the group's aggregate Consolidated Other Income Tax Liability for all jurisdictions in which any member of the group is subject to tax.

3.2. "Federal Income Tax liability" of the Liggett Group means the product of (x) the Liggett Group's consolidated net income before income taxes as determined under GAAP for such Taxable Period, less a deduction for actual payments of Nonconsolidated Other Income Taxes and Consolidated Other Income Taxes for such Taxable Period and (y) the maximum Federal income tax rate applicable to a corporation during such Taxable Period (if more than one rate is applicable during any Taxable Period, the rate to be used is computed by pro-rating the days in the Taxable Period), adjusted as follows:

(i)
The Liggett Group's net income shall be reduced by any previously unutilized net operating loss carry forward of the group incurred since January 1, 1999. For purposes of this agreement, net operating loss carry forward will be equal to the Liggett Group's net loss before income taxes as determined under GAAP for such Taxable Period after 1998, less a deduction for any payment of Nonconsolidated Other Income Taxes and Consolidated Other Income Taxes for such Taxable Period. The Liggett Group will not be allowed to "carry back" any net operating loss.

3.3. "Consolidated Other Income Tax liability" of the Liggett Group for any Taxable Period and any jurisdiction means the product of (x) the Liggett Group's consolidated net income before income taxes as determined under GAAP for such Taxable Period, (y) the maximum state, local or foreign income tax rate applicable to a corporation during such Taxable Period (if more than one rate is applicable during any Taxable Period, the rate to be used is computed by pro-rating the days in the Taxable Period) and (z) the Liggett Group's apportionment of income to the state or foreign country, adjusted as follows:

(i)
The group's net income shall be reduced by any previously unutilized net operating loss carry forward of the group incurred since January 1, 1999. For purposes of this agreement, net operating loss carry forward will be equal to a net loss before income taxes as determined under GAAP for such Taxable Period after 1998.

3.4. The Liggett Group shall make payments at least quarterly to BGLS of the group's Tax liability as computed pursuant to Section 3.1 on an estimated basis.

3.5
If adjustments are made to (i) the audited financial statements of the Liggett Group for a Taxable Period beginning on or after January 1, 1999 or (ii) the consolidated Federal income tax return or any other income or franchise tax return of any member of the BGL Group as a result of an audit by the Internal Revenue Service or the relevant taxing authority for years ending on or before December 31, 1998 or the BGL Group or the Liggett Group files an amended return, the amount payable by and to Liggett and the Liggett Subsidiaries shall be recomputed to give effect to such adjustments. Further, all appropriate payments shall be made between the BGL Group, BGLS and the Liggett Group so that each has paid or received the recomputed amount. If any interest and penalties are to be paid or received as a result of any consolidated Federal, state or local income or franchise tax deficiency or refund, the BGL Group, BGLS and Liggett Group shall payor receive that portion of the interest and penalties attributable to the change in the amounts payable by it or due to it.

4.
Arbitration. Any dispute among the parties hereto shall be referred to the independent public accountants employed to make the year-end audit of the BGL Group and their decision, whether as to the meaning of this Agreement or as to its application, shall be final and binding on the parties hereto. If, for any reason, such accountants shall fail to render a decision, the parties may select another arbitrator whose decision shall be final and binding on the parties hereto.

5.	Effective Date. This Agreement shall be effective as of January 1, 1999 and shall remain in effect until terminated pursuant to Section 6 of this Agreement.

6.	Amendments and Termination. This Agreement may be amended or terminated at any time by written agreement of BGL, BGLS and the Liggett Group.

7.
Entire Agreement. This is the entire agreement of the parties with respect to the subject matter hereof and there are no prior or contemporaneous oral or written agreements, promises, conditions or covenants which are not contained herein.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

BROOKE GROUP LTD.

By:	/s/ Richard J. Lampen
Richard J. Lampen
Executive Vice President

BGLS INC.

By:	/s/ Richard J. Lampen
Richard J. Lampen
Executive Vice President

LIGGETT GROUP INC.

By:	/s/ Samuel M. Veasey
Samuel M. Veasey
Senior Vice President

EPIC HOLDINGS INC.

By:	/s/ Joselynn D. Van Siclen
Joselynn D. Van Siclen
Vice President

EVE HOLDINGS INC.

By:	/s/ Joselynn D. Van Siclen
Joselynn D. Van Siclen
Vice President

CAROLINA TOBACCO EXPRESS COMPANY, INC.

By:	/s/ Samuel M. Veasey
Samuel M. Veasey
President